Exhibit 10.35
June 5, 2008
Fall River Capital
11740 N.Port Washington Road
P.O. Box 40
Mequeon, WI 530.92
Attention: Mr. Charlie Wright
Re:	Management Agreement Renewals
Dear Mr. Wright:
We are writing with respect to your management agreements concerning the commodity pools to which reference is made below (the “Management Agreements”). We are extending the term of the Management Agreements through June 30, 2009 and all other provisions of the Management Agreements will remain unchanged.
•	CTA Capital LLC
•	Citigroup Emerging CTA L.P.
Please acknowledge receipt of this modification by signing one copy of this letter and returning it to the attention of Ms. Jennifer Magro at the address above or fax to 212-793-1986. If you have any questions I can be reached at 212-559-5046.
Very truly yours,
CITIGROUP MANAGED FUTURES LLC

By:	/s/ Jennifer Magro
Jennifer Magro Chief Financial Officer & Director

FALL RIVER CAPITAL
By:	/s/ Dave Wambach, CFO
	Print Name:	Dave Wambach, CFO
JM/sr